Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-208533-07

ABS NEW ISSUE:**PX DETAILS** $1.31BN+ MBALT 2019-A (PRIME AUTO LEASE)
**PX DETAILS** $1.31BN+ MBALT 2019-A (PRIME AUTO LEASE)

JOINT LEADS: SMBC (Structuring), BofAML, TD Securities
CO-MANAGERS: HSBC, Lloyds

CL	SIZE($MM)	WAL	M/S	E.FNL	L.FNL	BNCH	SPRD	YLD%	CPN%	$PX

A-1	265.000	0.24	P-1/A-1+	07/19	02/20	IntL	-1bps	2.74339	2.74339	100.00000
A-2	479.000	0.85	Aaa/AAA	04/20	02/21	EDSF	+28	3.030	3.01	99.99920
A-3	479.000	1.64	Aaa/AAA	02/21	11/21	EDSF	+37	3.122	3.10	99.99707
A-4	94.110	2.20	Aaa/AAA	05/21	10/24	IntS	+55	3.282	3.25	99.97938

- Ticker: MBALT 2019-A - Pricing Speed: 100% PPC to Maturity
- Registration: SEC Reg - First Pay Date: 2/15/19
- Expected Ratings: Moody's/S&P - Expected Settle: 1/30/19
- Expected Pxg: Priced - ERISA Eligible: Yes
- B&D: SMBC - Minimum Denoms: $1k x $1k

>> Available Information:
- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)
- Intex CDI (attached)
- Intexnet : smbcmblt19a Passcode: X3VX
- Roadshow : www.netroadshow.com Passcode: MBALT2019A

- CUSIPS
A-1: 58772TAA8
A-2: 58772TAB6
A-3: 58772TAC4
A-4: 58772TAD2

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.